AMENDED SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated May 20, 2020 between
MANAGER DIRECTED PORTFOLIOS
and
HOOD RIVER CAPITAL MANAGEMENT LLC

Hood River Portfolios

Hood River Small-Cap Growth Fund

Hood River International Opportunity Fund

Hood River New Opportunities Fund

Hood River Emerging Markets Fund*

*Effective as of the date of the Fund’s commencement of operations

IN WITNESS WHEREOF, the parties hereto have caused this Amended Schedule A to be signed on their behalf by their duly authorized officers as of November 19, 2025.

MANAGER DIRECTED PORTFOLIOS, on behalf of each Fund listed on this Schedule A

By: _/s/ Ryan S. Frank _______________
Name: Ryan S. Frank
Title: President

HOOD RIVER CAPITAL MANAGEMENT LLC

By: _/s/ Brian Smoluch _______________
Name: Brian Smoluch
Title: Chief Executive Officer